Exhibit 99.1

                 Chemed Corporation Amends Bank Credit Agreement
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     CINCINNATI--(BUSINESS WIRE)--March 31, 2006--Chemed Corporation ("Chemed")
(NYSE:CHE) today finalized Amendment No. 1 to its Amended And Restated Credit Agreement (Amendment). JPMorgan Chase Bank acted as both the agent and arranger for this transaction.
     On March 31, 2006, Chemed repaid in full its bank term loan of $84 million, which had an interest rate of LIBOR, plus 2.0%. This was accomplished using $41 million of cash with the remainder funded by drawing on its revolving credit facility. The Amendment consisted primarily of lowering the revolving credit facility's commitment fee, annual fee and establishing lower borrowing spreads based upon Chemed's Leverage Ratio and most recently reported four quarters of financial results. The current interest rate on the amended revolving credit facility is LIBOR plus 1.25%. An accordion feature is included in this Amendment that allows Chemed the opportunity to expand its revolving credit facility from $175 million to $225 million.
     Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.
     Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.


    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901